Exhibit (a)(5)(B)

HERBALIFE NUTRITION ANNOUNCES EXTENSION OF ITS TENDER OFFER

FOR COMMON SHARES

LOS ANGELES, (April 27, 2018)—Herbalife Nutrition Ltd. (NYSE: HLF) (“Herbalife Nutrition” or “the Company”) announced today it is extending the expiration time of its previously announced tender offer from 5:00 P.M., New York City time, Wednesday, May 16, 2018, to 5:00 P.M., New York City time, Thursday, May 24, 2018, unless the tender offer is further extended.

The tender offer is for Herbalife Nutrition’s common shares, par value $0.001 per share (“shares”), for an aggregate cash purchase price of up to $600 million and at a per share price not greater than $108.00 nor less than $98.00, the exact price to be determined through a “modified Dutch Auction,” and adjusted for any stock split. The tender offer consideration remains the same. The full terms and conditions of the tender offer are discussed in the Offer to Purchase, dated April 18, 2018 (“Offer to Purchase”), and the associated Letter of Transmittal and other materials relating to the tender offer that Herbalife Nutrition filed on April 18, 2018 with the Securities and Exchange Commission (“SEC”).

The tender offer is not contingent upon obtaining any financing. However, the tender offer is subject to a number of other terms and conditions, which are described in detail in the Offer to Purchase.

None of Herbalife Nutrition, its board of directors or its affiliates, nor the information agent or the depositary and paying agent, are making any recommendation to shareholders as to whether to tender or refrain from tendering their shares into the tender offer. Shareholders must decide how many shares they will tender, if any, and the cash price within the stated range at which they will offer their shares for purchase by Herbalife Nutrition. In doing so, shareholders should read carefully the information in the Offer to Purchase and the other tender offer documents.

As previously announced, shareholders approved a two-for-one stock split at Herbalife Nutrition’s Annual General Meeting of Shareholders held on April 24, 2018. The stock split shares will be payable on May 14, 2018 to shareholders of record on May 7, 2018. The Company expects the common shares will go ex-dividend on the New York Stock Exchange on May 15, 2018. Based on conversations with The Depository Trust Company (“DTC”), the Company expects split share entitlements will be allocated to shareholder accounts on May 17, 2018 (the “split share allocation date”). DTC has informed the Company it is unable to process tender instructions until after the split share allocation date. Accordingly, shareholders who hold shares outside of DTC, who wish to tender shares prior to the split share allocation date should do so by means of a Letter of Transmittal specifying the total number of common shares being tendered on a pre-split basis. After the split share allocation date, and prior to the expiration time, shareholders who hold shares through DTC, may tender shares by means of instructions communicated to DTC through the Automated Tender Offer Program (“ATOP”).

For more information about our “modified Dutch auction” tender offer and other details, please visit our investor website (http://ir.herbalife.com) or refer to the Offer to Purchase.

Georgeson LLC is the information agent for the tender offer and shareholders seeking additional information about the tender offer and process should contact them toll free at (877) 278-4774. Computershare Trust Company, N.A. is the depositary and paying agent for the tender offer.

Copies of the Offer to Purchase, Letter of Transmittal, and other related materials are available free of charge from Georgeson LLC, or on the SEC’s website, at www.sec.gov. Herbalife Nutrition’s other public filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, are also available for free on the SEC’s website at www.sec.gov.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE, OR A SOLICITATION OF AN OFFER TO SELL, ANY SECURITIES. THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY. THE TENDER OFFER IS MADE ONLY PURSUANT TO AN OFFER TO PURCHASE, LETTER OF TRANSMITTAL, AND RELATED MATERIALS THAT HERBALIFE NUTRITION DISTRIBUTED TO ITS SHAREHOLDERS. HERBALIFE FILED A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE SEC ON APRIL 18, 2018. HERBALIFE NUTRITION’S SHAREHOLDERS SHOULD READ THESE MATERIALS AND THE DOCUMENTS INCORPORATED THEREIN BY REFERENCE CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About Herbalife Nutrition Ltd.

Herbalife Nutrition is a global nutrition company whose purpose is to make the world healthier and happier. The Company has been on a mission for nutrition—changing people’s lives with great nutrition products and programs—since 1980. Together with our Herbalife Nutrition independent distributors, we are committed to providing solutions to the worldwide problems of poor nutrition and obesity, an aging population, skyrocketing public healthcare costs and a rise in entrepreneurs of all ages. Herbalife Nutrition offers high-quality, science-backed products, most of which are produced in Company-operated facilities, one-on-one coaching with an Herbalife Nutrition independent distributor, and a supportive community approach that inspires customers to embrace a healthier, more active lifestyle.

Herbalife Nutrition’s targeted nutrition, weight-management, energy and fitness and personal care products are available exclusively to and through its independent distributors in more than 90 countries. Through its corporate social responsibility efforts, Herbalife Nutrition supports the Herbalife Family Foundation (HFF) and its Casa Herbalife programs to help bring good nutrition to children in need. Herbalife Nutrition is also proud to sponsor more than 190 world-class athletes, teams and events around the globe, including Cristiano Ronaldo, the LA Galaxy, and numerous Olympic teams.

Herbalife Nutrition has over 8,000 employees worldwide, and its shares are traded on the New York Stock Exchange (NYSE: HLF) with net sales of approximately $4.4 billion in 2017. To learn more, visit Herbalife.com or IAmHerbalife.com.

Herbalife Nutrition also encourages investors to visit its investor relations website at ir.herbalife.com as financial and other information is updated and new information is posted.

Contacts:
Media Contacts:	Investor Contact:
Jennifer Butler	Eric Monroe
VP, Media Relations	Director, Investor Relations
jenb@herbalife.com	ericm@herbalife.com
213.745.0420	213.745.0449

Gary Kishner
Director, Media Relations
garyki@herbalife.com
213.745.0456

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Forward-looking statements include, but are not limited to, statements regarding the expiration of the tender offer, the anticipated effects of the consummation of the tender offer described herein, the satisfaction of the tender conditions described in the Offer to Purchase, as well as the Company’s anticipated two-for-one stock split, the timing for consummation of the proposed stock split, including but not limited to the record date, effectiveness date, ex-dividend date, and the split share allocation date, shareholders’ ability to tender through ATOP, and our expectations, hopes or intentions regarding the future. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” and any other similar words. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. We expressly disclaim any duty to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this press release, in order to reflect changes in circumstances or expectations or the occurrence of unanticipated events, except to the extent required by applicable securities laws. All forward-looking statements are qualified in their entirety by reference to the factors discussed above and under “Risk Factors” set forth in Part I Item 1A and elsewhere of the Company’s Annual Report on Form 10-K, filed with the SEC on

February 22, 2018, as well as the risks and uncertainties discussed in the Company’s other filings with the SEC, including risks resulting from a decrease in the public float of the shares which may result in less liquidity and trading volume of the shares after the consummation of the tender offer described herein and could result in an increase in price volatility. We qualify all of our forward-looking statements by these cautionary statements. We caution you that these risks are not exhaustive. We operate in a continually changing business environment and new risks emerge from time to time.